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EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

                                                              Six Months Ended          Quarter Ended
                                                                    June 30                   June 30
                                                             1994         1993        1994         1993
INCOME ($ thousands)

Net income                                                  $22,925      $19,282      11,825        $9,782
  Preferred dividend requirements                             2,731        3,397       1,365         1,397
  Earnings available to common and common
             equivalent shares - Primary                     20,194       15,885      10,460         8,385

  Preferred dividends assuming conversion
             of Preferred Stock:    Series 1987                 -            620         -              -
                    Series 1988                                 511          527         255           272
                    Series 1990 <F1>                          2,220        2,250       1,110         1,125
  Tax benefit on preferred ESOP dividend
             eliminated due to conversion into common <F1>     (527)        (418)       (263)         (206)
  Tax benefit on ESOP dividend assuming con-
             version to common, at common dividend rate <F1>    184          139          92            68

    Total <F1>                                              $22,582      $19,003     $11,654        $9,644

  Less:      Effects dividends and tax benefits for
                  anti-dilutive securities                                 2,109                     1,056

  Earnings for fully diluted computation                                 $16,894                    $8,588

SHARES (thousands)
  Weighted average number of shares outstanding
             during the period                               18,181        17,234      18,194       18,076
  Shares issuable on exercise of stock options
             less shares repurchaseable from proceeds           195           216         186          252
  Common and Common Equivalent Shares -
             Primary                                         18,376        17,450      18,380       18,328

  Shares issuable on conversion of:
             $1.50 Cumulative Convertible Preferred Stock,
                Series 1987                                     -             831        -             -
             $7.50 Callable Cumulative Convertible
                Preferred Stock, Series 1988                    511           525         510          521
             8% Callable Cumulative Voting Convertible
                Preferred Stock, Series 1990 <F1>             2,117         2,130       2,113        2,128

             Total <F1>                                      21,004        20,936      21,003       20,977

  Less: Anti-dilutive securities                                            2,130                    2,128

  Common and common equivalent shares for
    fully dilutive computation                                             18,806                   18,849

EARNINGS PER SHARE:
   Primary                                                 $1.10         $.91         $.57          $.46
   Diluted                                                 $1.08         $.90         $.56          $.46
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All share and per share data adjusted for 50% stock dividend in June 1993.

<F1>
      This calculation is submitted in accordance with Regulation S-K
      Item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result for the six months ended June 30, 1993.